Exhibit 10.4

* Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

UNIVERSITY OF PENNSYLVANIA

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”), effective January 29, 2009 ( the “Restatement Date”) is made by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation, with offices located at 3160 Chestnut Street, Suite 200, Philadelphia, Pennsylvania 19104-6283 (“Penn”) and Targeted Genetics Corporation, a corporation organized and existing under the laws of Washington (“Targeted”), having a place of business at 1100 Olive Way, Suite 100, Seattle, Washington 98101 and is an amendment to and restatement of the original License Agreement between Targeted and Penn (the “Original Agreement”) which became effective on June 1, 2002 (the “Effective Date”).

RECITALS

WHEREAS, Genovo, Inc., a corporation organized and existing under the laws of Delaware (“Genovo”), having a place of business at 512 Elmwood Avenue, Sharon Hill, PA 19079 and Penn are parties to the following three agreements, each dated as of June 30, 1995, and each as amended through the Effective Date (collectively sometimes called the “Existing Agreements”): that certain Sponsored Research Agreement, pursuant to which Genovo funded certain research at Penn relating to new strategies for gene therapy (“Sponsored Research Agreement”); that certain License Agreement Lung and Liver Fields pursuant to which Penn has granted certain licenses and other rights to Genovo relating to certain liver and lung fields (“Liver/Lung License”); and that certain License Agreement Additional Fields pursuant to which Penn has granted certain licenses and other rights to Genovo relating to certain other fields (“Additional Fields License”); and

WHEREAS, the Sponsored Research Agreement was terminated in accordance with that certain letter agreement between the parties dated February 27, 2001; and

WHEREAS, Penn owns and is a proprietor of certain intellectual property, including items developed under the Sponsored Research Agreement and items discovered or developed prior thereto and agreed to be subject to one or more of the Existing Agreements; and

WHEREAS, Genovo has become an Affiliate of Targeted in a transaction in which former shareholders of Genovo have become shareholders of Targeted; and

WHEREAS, Genovo and Targeted intend to pursue further research directed toward the development and improvement of gene therapy products and potential commercialization thereof in one or more applications, and Penn desires that they do so; and

WHEREAS, Penn has determined that the exploitation of such intellectual property and improvements thereto as described herein is in the best interests of Penn, is consistent with its educational and research missions and goals, and is likely to facilitate the accomplishment of the goals that originally supported the Existing Agreements and the Original Agreement;

WHEREAS, Penn and Targeted have had certain disagreements concerning interpretation of the language of the Original Agreement and after lengthy negotiation, Penn and Targeted have reached an agreement on certain amendments and modifications to the Original Agreement, including the return to Penn of certain patent dockets licensed to Targeted under the Original Agreement; and

WHEREAS, the parties now desire to amend and restate the Original Agreement in its entirety with this Agreement to reflect various matters contemplated by the parties as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties, agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, in addition to the other terms defined above or elsewhere in this Agreement, the following words and phrases shall have the meanings set forth herein.

1.1 “[*],” as to a product (and as to the point in time when this definition is referenced in this Agreement as to such product), means that such product [*] achieved the milestone in [*] and has since the achievement of such milestone progressed as applicable [*] set forth below:

(a)	[*] on such product with the appropriate health regulatory authority(ies) in at least one Major Nation, and Targeted, a Covered Affiliate, or their collaborators or sublicensees [*];

(b)	[*] clinical trials of such product have been [*] within [*] year [*] for such product [*], and Targeted, a Covered Affiliate, or their collaborators or sublicensees exert commercially reasonable efforts to conduct and complete [*];

(c)	where [*] trials were [*] for such product, [*] clinical trials of such product have been [*] within [*] years after the [*] of such [*] clinical trials, and

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Targeted, a Covered Affiliate, or their collaborators or sublicensees exert commercially reasonable efforts to conduct and complete [*];

(d)	[*] clinical trials of such product have been [*] within [*] years after the [*] (or [*] years after the [*] where [*] trials were [*] for such product) clinical trials for such product, and Targeted, a Covered Affiliate, or their collaborators or sublicensees exert commercially reasonable efforts to conduct and complete such [*] clinical trials of such product, including the [*];

(e)	[*] for such product has been [*] with the appropriate health regulatory authority(ies) in at least one Major Nation within [*] years after the [*] for such product, and Targeted, a Covered Affiliate, or their collaborators or sublicensees exert commercially reasonable efforts to [*] of such [*] until at least one such [*] or until all [*] (it being understood that the product will no longer be in [*] if all such [*] in all Major Nations have been [*]); and

(f)	such product [*] in at least one Major Nation within [*] such product by the appropriate health regulatory authority(ies) in that Major Nation (including [*] in such Major Nation);

provided, however, that (1) if Targeted (or, as applicable, a Covered Affiliate, or their collaborators or sublicensees) [*] (even if, in Targeted’s or such other entity’s [*], it is prudent for Targeted or such entity to do so), Targeted will not be considered to be exerting commercially reasonable efforts as to the conduct of such clinical trial; (2) the time periods specified in this Section as applied to a product shall be tolled during any period or periods in which Targeted (or, as applicable, a Covered Affiliate, or their collaborators or sublicensees) is, beyond its reasonable control, prevented from developing such product by government-imposed moratoriums, laws or rulings that prevent others generally from developing similar products, it being understood that if a clinical trial is halted or suspended because of [*] to Targeted’s (or such other entity’s) conduct of the trial, such action will not toll the time periods specified in this Section as applied to the product involved in such trial; and (3) if at any time or times Targeted (or, as applicable, a Covered Affiliate, or their collaborators or sublicensees) believes that it may not be able to advance a particular product through one or more of the above stages of development within any of the specific time periods specified in this Section (whether or not due to factors described in clause (2) above), Targeted may so notify Penn, together with a reasonably detailed description of the factors or reasons why Targeted believes it should nevertheless continue to be considered to have such product under [*] whereupon Penn and Targeted will over a period of at least [*] to reach agreement on extension(s) to such time period(s) as shall be reasonable in the circumstances; and

further provided, that Penn will not unreasonably withhold its consent to extensions of the forgoing timeframe requirements to the extent that Targeted can demonstrate that delays are due to the time required to enroll patients in clinical trials and conduct the protocol for such trials, so long as such enrollment and conduct of the protocol has proceeded and is proceeding continuously in accordance with the protocol (and applicable laws, regulations

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and good clinical practices) and the protocol has not been interrupted or suspended (unless such interruption or suspension is due to the action of regulatory authorities or is required to comply with applicable laws, regulations or good clinical practices, in which case, Penn would still not unreasonably withhold its consent to such an extension so long as Targeted or its sublicensees/Affiliates/collaborators are working diligently to address the issues and restart such trials).

1.2 “Affiliate” of an entity means and includes the entities that, directly or indirectly, own or control more than 50% of the voting interests (or equivalent control) of such entity (“Parent”), or more than 50% of the voting interests (or equivalent control) of which is, directly or indirectly, owned or controlled by such entity or its Parent. “Affiliated” refers to Affiliates. “Covered Affiliate” refers to an affiliate of Targeted that has agreed in writing to be bound by Targeted’s rights and obligations under this Agreement; Penn acknowledges that Genovo, by its signature agreeing to be bound by all the terms and obligations of Targeted below, is a Covered Affiliate.

1.3 “Bankruptcy Event” means voluntary or involuntary proceedings by or against Targeted are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for Targeted, or proceedings are instituted by or against Targeted for corporate reorganization or the dissolution of Targeted, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or Targeted makes an assignment for the benefit of creditors, or substantially all of the assets of Targeted are seized or attached and not released within sixty (60) days thereafter.

1.4 “[*]” includes [*].

1.5 “Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.6 “Calendar Year” means a period of twelve (12) months beginning on January 1 and ending on December 31.

1.7 “[*] Field” means the prevention, treatment or cure of [*] whether by in vivo or ex vivo means (together with preparation, research, development, and attempts to do the foregoing).

1.8 “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, that Penn identifies as confidential or proprietary at the time it is delivered or communicated to Targeted.

1.9 “[*]” means, with respect to a Penn Licensed Product: (a) the [*] filed on such Penn Licensed Product in any Major Nation; and (b) up to [*] additional [*] each of which is [*], and for which [*] within the next [*] years for a Penn Licensed Product incorporating the

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same [*] as such Penn Licensed Product and/or [*] of up to [*] additional [*] in such Penn Licensed Product. Targeted shall designate the additional [*] and additional [*] referred to in clause (b) within [*] following the [*] on such Penn Licensed Product in any Major Nation; provided, however, that as to Penn Licensed Products covered by Group 2 Patents, Targeted may designate such additional [*] and additional [*] at an earlier time as described in Section 4.2.3. If, within such [*] following the [*] referred to in clause (a), none of Targeted or its Affiliates or licensees has actually [*] in at least one Major Nation for a Penn Licensed Product directed to a [*] that was so designated, then that [*] shall from that time forward no longer be among the [*] with respect to the Penn Licensed Product that was the subject [*] referred to in clause (a).

1.10 “Fair Market Value” means:

1.10.1 in the case of a Sale, the cash consideration which Targeted or its Covered Affiliate or sublicensee would realize from an unaffiliated, unrelated buyer under no obligation to buy in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction; or

1.10.2 in the case of a transaction other than a Sale, the cash consideration which a willing party would realize from an unaffiliated, unrelated third party under no obligation to transact in an arm’s length transaction of the same type and at the same time and place of transaction; provided, however, that where Sales or other transactions are made in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes, “Fair Market Value” for purposes hereof shall mean the actual consideration received, if any.

1.11 “Federal Government Interest” means the rights of the United States Government under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder, as such statute or regulations may be amended from time to time hereafter.

1.12 “[*]” means [*].

1.13 “[*] Letter Agreement” means that certain letter agreement among [*] dated as of August 27, 1999, as amended through the Effective Date.

1.14 “[*] Field” means the prevention, treatment, or cure of [*] whether by in vivo or ex vivo means (together with preparation, research, development, and attempts to do the foregoing).

1.15 “Major Nation(s)” means any one or more of Canada, France, Germany, Japan, the United Kingdom, or the United States. It is agreed for the avoidance of doubt that any filings or other actions or proceedings with or in the European Agency for the Evaluation of Medicinal Products or its successor will be considered to be with or in the health regulatory agency in at least one Major Nation.

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1.16 “Net Sales” means the gross sales amounts or, if such consideration is in a form other than cash or cash equivalents, the Fair Market Value, received by Targeted or its Covered Affiliates or their sublicensees from the Sale of any Penn Licensed Product(s), less qualifying costs directly attributable to such Sale borne by Targeted, its Covered Affiliate or their sublicensees. Such qualifying costs shall be limited to the following:

1.16.1 Discounts, in amounts customary in the trade, for quantity purchases, prompt payments and for wholesalers and distributors;

1.16.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns;

1.16.3 Prepaid outbound packing, transportation expenses and transportation insurance premiums;

1.16.4 Sales and use taxes and other fees imposed by a governmental agency; and

1.16.5 Retroactive price reductions or rebates as required by law, all in accordance with U.S. generally accepted accounting principles consistently applied.

1.17 “Non-Targeted Party” means any person or entity that is not Penn, Targeted, an Affiliate of Penn, a Covered Affiliate, a sublicensee of Targeted or of a Covered Affiliate (which term refers to persons or entities to the extent acting under an express sublicense of rights of Targeted or a Covered Affiliate under this Agreement), or another collaborator or distributor of Targeted, a Covered Affiliate, or their sublicensees.

1.18 “Penn Licensed Product(s)” means

1.18.1 products that in the absence of this Agreement would, where and when made, used, sold, or imported, infringe at least one issued claim or pending claim of Penn Patent Rights; and

1.18.2 products that are made using a process or machine that in the absence of this Agreement would, where and when used, infringe at least one issued claim or pending claim of Penn Patent Rights.

All Penn Licensed Products intended to [*] shall be considered [*] Penn Licensed Product for purposes of Sections 4.1 and 4.3.

1.19 “[*]” means [*].

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1.20 “Penn Patent Rights” means those patents and patent applications listed in Attachment 1 to this Agreement and all foreign counterparts thereof, as well as continuation, continuation-in-part, provided that such continuation-in-part relates directly to existing patents or patent applications and not to any new matter, divisional and re-issue applications thereof, together with any and all patents issuing thereupon or upon any foreign counterparts thereof; provided, however, that Targeted and Genovo acknowledge that the invention relating to [*], was made at Penn following [*]. Targeted and Genovo hereby acknowledge that they have no rights in this invention relating to [*], as defined in these applications and divisionals, continuations, re-examinations, re-issues, and any foreign counterparts thereof, and any patents issuing therefrom. Targeted and Genovo agree that they will not make or pursue any claims that this invention as so defined is or should have been part of the Penn Patent Rights.

1.20.1 “Group 1 Patents” means those Penn Patent Rights that are so designated in Attachment 1.

1.20.2 “Group 2 Patents” means those Penn Patent Rights that are so designated in Attachment 1.

1.20.3 “Group 3 Patents” means those Penn Patent Rights that are so Designated in Attachment 1.

1.20.4 “Group 4 Patents” means those Penn Patent Rights that were designated as Group 4 Patents in the Original Agreement.

1.20.5 “Group 5 Patents” means those Penn Patent Rights that were designated as Group 5 Patents in the Original Agreement.

1.21 “Penn Technical Information” means research and development information, unpatented inventions, know-how, and technical data developed by Dr. James Wilson, or other employees of Penn with a duty to assign their rights to Penn, under the Sponsored Research Agreement designated in Attachment 2 or described in the Penn Patent Rights, and not otherwise covered by Penn Patent Rights.

1.22 “Phase I Trials” “Phase II Trials” and “Phase III Trials” mean, respectively, human clinical trials designated by the U.S. Food and Drug Administration (FDA) as Phase I, Phase II (or Phase I/II), or Phase III trials.

1.23 “Returned Patents” means the Group 4 Patents, the Group 5 Patents and the portions of the Group 1, Group 2 and Group 3 Patents that were licensed to Targeted under the Original License but that are not included in the Penn Patent Rights licensed to Targeted under this Agreement.

1.24 “Sale” means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer, or other disposition of Penn Licensed Product(s);

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provided, however, that the sale, lease, transfer, or other disposition of any Penn Licensed Product between Targeted, its Covered Affiliates, or their sublicensees, and another entity in such group, other than to a non-Covered-Affiliate distributor or to an end user, shall not be considered a Sale. In such cases, “Net Sales” hereunder shall be determined using the invoiced or otherwise recognized sales price by the transferee party, Covered Affiliate, or sublicensee to the non-Covered-Affiliate distributor or the end user, less the qualifying costs allowed under Section 1.16. A Sale of Penn Licensed Product(s) shall be deemed completed at the time Targeted, its Covered Affiliate or their sublicensee invoices, ships, or receives payment for such Penn Licensed Product(s), whichever occurs first. Sale shall not include any use of Penn Licensed Products in preclinical work, clinical trials, or internal research by Targeted, its Covered Affiliates, or their sublicensees or other collaborators, distributors, or contractors, or [*].

1.25 “Senior Officer(s)” means, as to Targeted at any relevant time, the then-incumbent Chief Executive Officer of Targeted, and as to Penn at any relevant time, the Managing Director, Center for Technology Transfer.

1.26 “[*] Field” means the prevention, treatment, or cure of any disease or diseases in whole or in part through [*], whether by in vivo or ex vivo means (together with preparation, research, development, and attempts to do the foregoing). For purposes hereof, the [*] are more fully described in Attachment 3.

ARTICLE 2 - LICENSE GRANTS AND DILIGENCE

2.1 Group 1 Patents.

2.1.1 Group 1 License Grant. Penn hereby grants to Targeted and the Covered Affiliates for the term of this Agreement the worldwide right and license, with the right to grant sublicenses, to develop, have developed, make, have made, use, have used, import, have imported, sell, offer for sale and have sold Penn Licensed Products under the Group 1 Patents [*]. Such right and license shall be [*].

2.2 Group 2 Patents.

2.2.1 Group 2 License Grant. Penn hereby grants to Targeted and the Covered Affiliates for the term of this Agreement the worldwide right and license, with the right to grant sublicenses, to develop, have developed, make, have made, use, have used, import, have imported, sell, offer for sale and have sold Penn Licensed Products under the Group 2 Patents [*]. Such right and license shall be [*].

2.2.2 Group 2 Licenses to [*]. Penn retains the right to license [*] (“[*]”) non-exclusively to develop, have developed, make, have made, use, have used, import, have imported, sell, offer for sale and have sold Penn Licensed Products under the Group 2 Patents solely [*], and solely in conjunction with [*] proprietary [*] technology that exists as of the Effective Date, including any improvements and modifications thereof, (currently referred to as [*] “[*]” and “[*]” technologies, including any modifications and improvements of the

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foregoing, and inclusive of subsequent improvements thereto, provided that the technology remains a [*] operably linked to some [*] proprietary [*] technology) and that is substantial and necessary to be used for such development, making, use, importation or sale of such Penn Licensed Products; provided, however, that:

(a)	[*] may be permitted to grant sublicenses under such license, provided that the sublicensee is similarly bound to use such Penn Licensed Patents solely in conjunction with such [*] proprietary [*] technology; and

(b)	Notwithstanding the foregoing in any transaction or transactions between [*] or its sublicensees on the one hand and either Targeted or [*] on the other, in any such transaction(s), rights to the Group 2 Patents will be obtained from Targeted based upon its rights under this Agreement and/or [*] based upon its sublicense from Targeted.

2.2.3 Intentionally Omitted.

2.2.4 Group 2 Specified [*] Sublicenses after Year [*]. [*], Targeted shall make non-exclusive, commercial-use [*] under the Group 2 Patents available to third parties on commercially reasonable terms, provided that (unless Targeted [*] in its discretion): (a) each such sublicense is restricted to [*] identified in such sublicense; (b) such [*] is(are) not the subject of any sublicense previously granted by Targeted or its Affiliates on an exclusive basis, nor is any such exclusive sublicense with respect to such [*] then in active negotiation; (c) such sublicense does not permit use in or application to the [*] Field or in or to the [*] Field or in or to the [*] Field; and (d) such sublicense does not permit use or application to an [*] applicable to any Penn Licensed Product that is then in [*] by Targeted, its Affiliates or their licensees. Where Targeted has [*] and [*] within [*] thereafter, Targeted shall either inform Penn [*], together with a statement of the terms on which [*], or else Targeted shall [*], then Penn shall have the right to [*], provided that [*] under clauses (a) - (d) above (reading references to [*] to refer [*], and recognizing that Penn will [*].

2.2.5 Group 2 Diligence outside the [*] Field. Penn shall have the right, at its option, to [*] the right and license under this Section 2.2 [*] outside of the [*] Field, if Targeted and/or its Affiliates and/or sublicensees [*], at any time after the [*] anniversary of the Effective Date, to have [*] at least [*] under the Group 2 Patents outside of the [*] Field, provided that Penn gives Targeted at least [*] prior notice of Penn’s intention to exercise such right (unless Targeted [*] prior to the end of such [*] period in which case no such [*] shall occur). The Parties acknowledge and agree that, as of the Restatement Date, [*] (the products developed under the agreements with [*] described in Sections 4.1.8 and 4.1.9 below) are in [*] and, therefore, diligence for the Group 2 Patents has been satisfied as of the Restatement Date.

2.3 Group 3 Patents.

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2.3.1 Group 3 License Grant. Penn hereby grants to Targeted and the Covered Affiliates for the term of this Agreement the worldwide right and license, with the right to grant sublicenses, to develop, have developed, make, have made, use, have used, import, have imported, sell, offer for sale and have sold Penn Licensed Products under the Group 3 Patents in [*].

2.3.2 Group 3 Specified [*] Sublicenses after Year [*]. [*], Targeted shall make non-exclusive, commercial-use [*] under the Group 3 Patents available to third parties on commercially reasonable terms, provided that (unless Targeted [*] in its discretion): (a) each such sublicense is restricted to [*] identified in such sublicense; (b) such [*] is(are) not the subject of any sublicense previously granted by Targeted or its Affiliates on an exclusive basis, nor is any such exclusive sublicense with respect to such [*] then in active negotiation; (c) such sublicense does not permit use in or application to the [*] Field or in or to the [*] Field or in or to the [*] Field; and (d) such sublicense does not permit use or application to any product in an [*] applicable to any Penn Licensed Product that is then in [*] by Targeted, its Affiliates or their licensees. Where Targeted has [*] and [*] within [*] thereafter, Targeted shall either inform Penn [*], together with a statement of the terms on which [*], or else Targeted shall [*] under the Group 3 Patents, provided that [*] under clauses (a) – (d) above (reading references therein to [*] to refer [*] and recognizing that Penn will [*].

2.3.3 Group 3 Diligence outside the [*] Field. Penn shall have the right, at its option, to [*] the right and license under this Section 2.3 [*] outside of the [*] Field, if Targeted and/or its Affiliates and sublicensees [*], at any time after the [*] anniversary after the Effective Date, to have at least [*] under the Group 3 Patents [*], or at any time after the [*] anniversary of the Effective Date, to have [*] at least [*] under the Group 3 Patents for used outside of the [*] Field, provided that Penn gives Targeted at least [*] prior notice of Penn’s intention to exercise such right (unless Targeted [*] prior to the end of such [*] period in which case no such [*] shall occur). Targeted shall have the right, at its option and by notice to Penn given at any time, to [*] the right and license under this Section 2.3 (or with respect to one or more of the Penn Patent Rights included in Group 3) [*] from the date of such notice forward.

2.3.4 Group 3 Diligence in the [*] Field. Penn shall have the right, at its option, to [*] the right and license under this Section 2.3 [*] in the [*] Field if Targeted and its Affiliates and sublicensees [*], at any time after the [*] anniversary after the Effective Date, to have [*], or at any time after the [*] anniversary of the Effective Date, to have [*] at least [*] under the Group 3 Patents for use in the [*] Field, provided that Penn gives Targeted at least [*] prior notice of Penn’s intention to exercise such right. Targeted shall have the right, at its option and by notice to Penn given at any time on or before the [*] anniversary of the Effective Date, to [*] the right and license under this Section 2.3 (or with respect to one or more of the Penn Patent Rights included in Group 3) [*] in the [*] Field from the date of such notice forward.

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2.4 No Implied Diligence. Targeted’s diligence obligations with respect to this Agreement and the licenses granted hereunder are as explicitly stated in this Article 2, and no other or additional diligence or efforts obligations are implied, nor shall any be inferred.

2.5 Retained Research Rights. For all exclusive licenses granted under this Article 2: Penn retains the reserved right to use, and to permit third parties to use, the Penn Patent Rights strictly for educational and for research purposes (“Research”) and to use or commercialize the results of the Research, provided that any and all such commercialization of results, does not fall within the scope of any exclusive rights of Targeted or the Covered Affiliates hereunder, and that such limitation is incorporated into a written agreement with such third party.

2.6 Government Interest. Targeted acknowledges that in accordance with the Federal Government Interest, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency, including but not limited to the requirement that Penn Licensed Products subject to Sale in the United States must be substantially manufactured in the United States. The license grant of this Article 2 is expressly subject to all of such rights.

2.7 Penn Technical Information. Penn, to the extent it has rights in the Penn Technical Information, hereby irrevocably grants Targeted and the Covered Affiliates a non-exclusive, royalty-free, paid-up right and license to make, use, sell, import, reproduce, disclose and otherwise exploit the same during and after the term of this Agreement, such license to Penn Technical Information shall not include the right to sublicense, except in conjunction with a sublicense of Penn Patent Rights under Article 3, and to the extent necessary to exercise the sublicense of Penn Patent Rights.

2.8 No Implied Licenses. No other rights or licenses are granted by implication hereunder. Targeted acknowledges that Penn shall have the right, in its sole discretion and without obligation to Targeted, to grant other parties licenses under the Penn Patent Rights so long as the same do not conflict with, and are not within the scope of, any of the exclusive rights or licenses granted hereunder to Targeted and the Covered Affiliates.

ARTICLE 3 - SUBLICENSES

3.1 The right to sublicense conferred upon Targeted and the Covered Affiliates under this Agreement shall be subject to the following conditions:

3.1.1 Any sublicenses shall be subject to the terms and conditions granted to Targeted and the Covered Affiliates under this Agreement.

3.1.2 No sublicensee (excluding, for this purpose, [*] under that certain [*], among [*], as amended, and [*] under the [*] Letter Agreement, but including, for this purpose, any sub-sublicensee of [*] under such agreement(s)) shall have the power to grant further sublicenses without the express approval of Penn, which approval shall not be

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unreasonably withheld, except that Targeted may permit a sublicensee to further sublicense its rights to a downstream sublicensee (“sub-sublicensee”) that is an Affiliate of such sublicensee; or to a third party collaborator solely for purposes of research, development or other non-commercial purposes, or as reasonably necessary, to manufacturers or distributors for the account of such sublicensees, but only on condition that any such downstream sublicense agreement (“sub-sublicense”) requires the sub-sublicensee to comply with the applicable terms of this Agreement and prohibits further sublicensing. For clarity, the sub-sublicensee shall be prohibited from further sublicensing. Except when used in this Section 3.1.2, the term sublicense includes any sub-sublicense and the term sublicensee includes any sub-sublicensee.

3.1.3 Targeted shall forward to Penn, within thirty (30) days of execution, a complete and accurate copy written in the English language of each sublicense granted hereunder, including options to sublicense and research or collaboration agreements granting any subset of rights under the Patent Rights, and including rights granted by sublicensees pursuant to 3.1.2. Penn’s receipt of such sublicense shall not constitute an approval of such sublicense or a waiver of any of Penn’s rights or Targeted’s obligations hereunder.

3.1.4 Targeted shall not grant any sublicense under any Penn Patent Rights in fields where Targeted has non-exclusive license rights hereunder unless:

(a)	with respect to Group 1 Patents, such sublicenses are (i) [*], (ii) are provided in connection with the grant of bona fide rights to material Targeted intellectual property or technology and (iii) the grant of rights is limited to use of Group 1 Patents in connection with such material Targeted intellectual property or technology; or

(b)	such license to Targeted hereunder was initially non-exclusive or became non-exclusive due to an election by Targeted as provided herein (rather than due to [*]), and such sublicense is not a [*]; or

(c)	the conditions in provision (b) apply except that the sublicense is a [*] and Targeted has obtained Penn’s prior written approval of such sublicense, which approval shall not be reasonably withheld or delayed; or

(d)	if the license to Targeted [*], Targeted has obtained Penn’s prior written approval of such sublicense.

3.1.5 If Targeted becomes subject to a Bankruptcy Event, all payments then or thereafter due and owing to Targeted from its sublicensees shall upon notice from Penn to any such sublicensee become payable directly to Penn for the account of Targeted; provided however, that Penn shall remit to Targeted the amount by which such payments exceed the amounts owed by Targeted to Penn.

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3.1.6 Notwithstanding any such sublicense, Targeted shall remain primarily liable to Penn for all of Targeted’s duties and obligations contained in this Agreement, and any act or omission of a Covered Affiliate or sublicensee of Targeted which would be a breach of this Agreement if performed by Targeted shall be deemed to be a breach by Targeted of this Agreement.

3.2 Targeted and Penn acknowledge that (i) for purposes of the [*] Letter Agreement, [*] by this Agreement, but, rather, shall only have been amended hereby, and (ii) [*] shall not be bound by any amendment or alteration of the Existing Agreements, or any of them, to the extent the same may bear on the rights or obligations of [*] under the [*] Letter Agreement. Accordingly, Targeted and Penn agree that this Agreement is intended to be, and shall be construed to be, consistent with the [*] Letter Agreement, [*] Letter Agreement shall remain in full force and effect.

3.3. Targeted and Penn shall work together to facilitate the process for approval of sublicenses, for example, by having a pre-approved template for use with such [*].

ARTICLE 4 - ROYALTIES AND MILESTONES

4.1 Royalties.

4.1.1 In further consideration of the licenses granted pursuant to Article 2, but subject to Section 4.1.4, Targeted shall pay to Penn a royalty in accordance with the following table for the Net Sales received by Targeted, the Covered Affiliates, or their sublicensees with respect to each particular Penn Licensed Product that has been, or that later is, in whole or in part developed by [*] under a right or sublicense granted by Targeted or a Covered Affiliate or otherwise collaboratively by [*] on the one hand and by Targeted and/or Covered Affiliates on the other:

For the portion of Net Sales of such Penn Licensed Product in a Calendar Year:	The royalty rate for such Net Sales will be:
Less than or equal to [*]	[	*]
Greater than [*] and less than or equal to [*]	[	*]
Greater than [*] and less than or equal to [*]	[	*]

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Greater than [*]	[	*]

4.1.2 In further consideration of the licenses granted pursuant to Article 2, but subject to Section 4.1.4, Targeted shall pay to Penn a royalty in accordance with the following table for the Net Sales received by Targeted, the Covered Affiliates, or their sublicensees with respect to each particular Penn Licensed Product to which Section 4.1.1 above is not applicable:

For the portion of Net Sales of such Penn Licensed Product in a Calendar Year:	The royalty rate for such Net Sales will be:
Less than or equal to [*]	[	*]
Greater than [*] and less than or equal to [*]	[	*]
Greater than [*] and less than or equal to [*]	[	*]
Greater than [*]	[	*]

4.1.3 For purposes of each of Section 4.1.1 and Section 4.1.2: (i) no additional or multiple royalties shall be payable with respect to the Net Sales of any Penn Licensed Product, regardless of the number of Penn Patent Rights, or claims of Penn Patent Rights, that would in the absence of this Agreement be infringed by such Penn Licensed Product or processes or machines used to make it, even if such Penn Patent Rights include those from more than one of the patent groups defined in Section 1.20; (ii) the Net Sales thresholds in such sections will be [*], but where the same Penn Licensed Product is [*], or otherwise to accommodate the same to [*], the Net Sales thereof [*] shall be [*] for purposes of Section 4.1.2; and (iii) all Net Sales of any particular Penn Licensed Product received by any of Targeted, Covered Affiliates, or their sublicensees will be [*] for purposes of Section 4.1.2.

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4.1.4 The royalties otherwise payable under Section 4.1.1 or 4.1.2 shall be [*] with respect to the Net Sales of any Penn Licensed Product that, at the time of its Sale and in the patent jurisdiction of its Sale, has a competing product also licensed under the Penn Patent Rights on sale.

4.1.5 Targeted shall promptly pay to Penn the scheduled percentage, as set forth below, of any sublicense initiation fee, or other such consideration not associated with Sales, paid to Targeted or a Covered Affiliate by each sublicensee that is not Targeted or a Covered Affiliate. All such considerations [*] shall be exempt. In addition, Targeted shall not be required to [*] Penn a percentage of i) [*]; ii) [*]; or iii) [*]. Any non-cash consideration received by Targeted or a Covered Affiliate from such sublicensees shall be valued at its Fair Market Value as of the date of receipt. Where any rights under this Agreement to Penn Patent Rights are sublicensed by Targeted or a Covered Affiliate in [*], the aggregate of any sublicense initiation fees or other such consideration not associated with Sales received by Targeted or the Covered Affiliate shall for purposes of this Section be [*] under this Agreement, on the one hand, and [*], on the other, in a manner that [*] that have been so sublicensed toward Targeted’s or the Covered Affiliate’s having [*]. If and to the extent that any such fees or other such consideration is received due to the occurrence of [*] or due to the occurrence of [*] with respect to the same Penn Licensed Product that occurred after [*], the amount paid or payable to Penn [*] with respect to such Penn Licensed Product [*], but [*]. The scheduled percentages shall be:

[*]% of such sublicensing fees for any sublicense executed prior to [*] such Penn Licensed Product.

[*]% of such sublicensing fees for any sublicense executed after [*] such Penn Licensed Product.

[*]% of such sublicensing fees for any sublicense executed following the [*] such Penn Licensed Product.

For example, if entry into [*] for a Penn Licensed Product provides to Penn a $[*] milestone payment from Targeted pursuant to Section 4.3.2, and a sublicensing deal [*] after completion of [*], to the extent applicable to the Penn Patent Rights, provides for a $[*] milestone payment to Targeted for entry into [*] for such Penn Licensed Product, then Targeted would owe Penn [*]% [*] milestone payment (i.e., $[*]), [*]. For the sake of clarity, the parties agree explicitly that the reduction in scheduled percentage is triggered by and is [*]. The development activities of Targeted sublicensees, Affiliates and [*] will be attributed to Targeted to the extent that such activities (e.g. completion of Phase I Trials) occurred while such parties were [*]. [*] means a third party, other than a sublicensee or Affiliate, that is developing Licensed Products jointly with Targeted, pursuant to a [*]. Therefore, for example, if Targeted sublicenses the Penn Patent Rights to a sublicensee that already had a Penn Licensed Product in Phase III Trials at the time such sublicense is granted, the full [*]% rate (and not a reduced rate) shall apply.

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4.1.6 Any right of Penn or a third party to practice the Penn Patent Rights for educational or research purposes under Section 2.7 shall be royalty-free.

4.1.7 In further consideration for the rights granted herein, Targeted issued to Penn sixty-five thousand (65,000) shares of voting Common Stock of Targeted in connection with the Original Agreement. Penn acknowledges that is has received such shares under the terms of that certain stock subscription agreement entered into between the parties with respect thereto.

4.1.8 As a negotiated settlement and notwithstanding anything herein to the contrary, with respect to the [*] Agreement between Targeted and [*], Targeted would pay Penn [*] (including future payments constituting such sublicensing income) other than royalties, and [*]. Targeted would also make any milestone payments required under Section 4.3.2 with respect to [*] applicable products. The foregoing payments [*]. Royalties on Penn Licensed Products are unchanged.

4.1.9 As a negotiated settlement and notwithstanding anything herein to the contrary, with respect to the [*] Agreement between Targeted and [*], Target shall pay to Penn a total of $[*] (of which $[*] has already been paid prior to the Restatement Date (and Penn acknowledges receipt thereof) and $[*] shall be paid on the Restatement Date) in complete fulfillment of Targeted’s obligations for (i) payment of [*]; and (ii) Targeted’s sublicensee payment responsibilities under Section 4.1.5 for amounts received from [*] in connection with [*]. However, such payment shall not be deemed to set any precedents or provide any basis for determining (by or for either party) [*]. Instead, future payments under Section 4.1.5 with respect to the foregoing [*] sublicense and with respect to any other sublicense agreement would be subject to [*].

4.2 Development Plan, Progress Reports, Financial Reports; Maintenance Fees.

4.2.1 Targeted will provide Penn with a written plan (the “Development Plan”) within [*] after [*]. The Development Plan will [*]. The Development Plan (and any updates thereto) will separately address activities applicable to Group 2 Patents and Group 3 patents, respectively.

4.2.2 At or within thirty (30) days following each anniversary of the Effective Date, Targeted will provide Penn with a written progress report that describes the progress made against the Development Plan (as supplemented by progress reports, where applicable), including the progress made by any Targeted Covered Affiliates or sublicensees, submitted a year earlier and plans for development in the coming year. Each such annual progress report will be deemed to update and supplement the then-current Development Plan.

4.2.3 At or within thirty (30) days after the time Targeted, or any Targeted Covered Affiliates or sublicensees files an IND with respect to a particular Penn Licensed Product, Targeted will provide Penn with a written development plan for that Penn Licensed Product (the “Product-Specific Plan”). Each Product-Specific Plan will outline [*].

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4.2.4 Penn shall keep all such reports referred to in Sections 4.2.1 through 4.2.3 confidential under Section 5.2, for five (5) years or until the time, if any, of the first commercial Sale of any Penn Licensed Product(s) as provided below, whichever comes first. Targeted shall also notify Penn within thirty (30) days of the first commercial Sale of any Penn Licensed Product.

4.2.5 Unless available on a publically available website, such as EDGAR, Targeted shall provide Penn with the following financial statements and information (which may be consolidated with one or more of Targeted’s Affiliates, if Targeted regularly so consolidates its financial statements) prepared according to U.S. generally accepted accounting principles consistently applied, where applicable:

(a)	Unaudited financial statements forty-five (45) days following the end of each Calendar Quarter. The format and detail of such statements shall be agreed upon in advance by Penn and Targeted.

(b)	Audited financial statements, produced by a certified public accounting firm, ninety (90) days following the end of each of Targeted’s fiscal years, as well as a copy of any management letter recommendations submitted by the auditors.

(c)	Copies of all reports made available to shareholders, including 10K and 10Q filings made to the United States Securities and Exchange Commission.

4.2.6 Targeted shall pay to Penn the following license maintenance fees until the first commercial Sale of a Penn Licensed Product (after which time no further maintenance fees will be payable under this Section 4.2.6): [*] dollars ($[*]) on the [*] anniversary of the Effective Date (all of which $[*] has been paid prior to the Restatement Date and Penn acknowledges the receipt thereof) and [*]dollars ($[*]) on the [*] anniversary of the Effective Date.

4.2.7 Following the first commercial Sale of a Penn Licensed Product, Targeted shall pay to Penn a maintenance fee of [*] dollars ($[*]) on each anniversary of the Effective Date during the term of this Agreement which shall be [*].

4.3 Milestone Fees.

4.3.1 Subject to Sections 4.3.3 and 4.3.4, Targeted shall pay to Penn a non-refundable milestone fee as listed below for [*] reaches each of the following milestones, where such Penn Licensed Product has been or is in whole or in part developed by [*] under a right or sublicense granted by Targeted or a Covered Affiliate or otherwise collaboratively by [*] on the one hand and by Targeted and/or Covered Affiliates on the other:

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Milestone	Fee Due
[*]	$	[	*]
[*]	$	[	*]
[*]	$	[	*]

4.3.2 Subject to Sections 4.3.3 and 4.3.4, Targeted shall pay to Penn a non-refundable milestone fee as listed below for [*] reaches each of the following milestones, where Section 4.3.1 is not applicable to such Penn Licensed Product:

Milestone	Fee Due
[*]	$	[	*]
[*]	$	[	*]
[*]	$	[	*]

4.3.3 If and to the extent that any fees or other such consideration is paid to Penn by Targeted pursuant to Section 4.1.5 due to the occurrence of a milestone that is described in Section 4.3.1 or Section 4.3.2, or due to the occurrence of any other developmental milestone with respect to the same Penn Licensed Product that occurred prior to the milestone described in Section 4.3.1 or Section 4.3.2, the amount so paid to Penn under Section 4.1.5 with respect to such occurrence shall be [*] with respect to such milestone, but such [*]. For example, if a sublicensing deal entered by Targeted prior to completion of [*] for a Penn Licensed Product to which Section 4.3.1 is not applicable, to the extent applicable to the Penn Patent Rights, provides for a $[*] milestone payment to Targeted for entry into [*] for such Penn Licensed Product, Targeted would have paid Penn [*]% of such milestone payment pursuant to Section 4.1.5 (i.e., $[*]). When such Penn Licensed Product enters [*], Targeted would owe Penn a $[*] milestone payment pursuant to Section 4.3.2, but [*].

4.3.4 The milestone fees otherwise payable under Section 4.3.1 or 4.3.2 shall be [*] with respect to any Penn Licensed Product that, at the time a milestone was achieved, had a competing product licensed under the Penn Patent Rights on sale.

4.3.5 As a negotiated settlement and notwithstanding anything herein to the contrary, [*]

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4.4 Royalty Reports and Records.

4.4.1 Targeted shall deliver to Penn within sixty (60) days after the end of each Calendar Quarter a report, certified by the chief financial officer of Targeted setting forth in reasonable detail the calculation of the royalties due to Penn for such Calendar Quarter, including, without limitation:

(i)	Number of Penn Licensed Products involved in Sales, listed by country if readily available;

(ii)	Gross consideration for Sales of Penn Licensed Products, including all amounts invoiced, billed, or received;

(iii)	Qualifying costs, as defined in Section 1.16, listed by category of cost;

(iv)	Net Sales of Penn Licensed Products listed by country if readily available; and

(v)	Royalties owed to Penn, listed by category, including without limitation earned and sublicensee-derived categories.

4.4.2 Royalties payable under Section 4.1 hereof shall be paid within sixty (60) days following the last day of the Calendar Quarter in which the royalties accrue and shall accompany the report of Section 4.4.1.

4.4.3 Targeted must maintain and cause its Covered Affiliates, sublicensees, and sub-sublicensees, to maintain, complete and accurate books and records which enable the royalties, fees, and payments payable under this Agreement to be verified. The records for each Calendar Quarter must be maintained for three years after the submission of each report under Article 4. Upon reasonable prior notice to Targeted, Targeted must provide Penn with access to all books and records relating to the Sales of Penn Licensed Products by Targeted and its Covered Affiliates, and sublicensees to conduct a review or audit of those books and records. Access to these books and records pertaining to Net Sales must be made available no more than once each Calendar Year for each Penn Licensed Product, during normal business hours, and once each year for each Penn Licensed Product during each of the three years after expiration or termination of this Agreement. If a review or audit of the books of Targeted determines that any of Targeted, its Covered Affiliates, or sublicensees has underpaid royalties on a Penn Licensed Product by [*] or more, Targeted must pay the costs and expenses of Penn and its accountants in connection with such review or audit. Notwithstanding the foregoing, Targeted agrees to conduct, at its expense, an independent audit of Sales and royalties with respect to a Penn Licensed Product at least every two (2) years once annual Sales of such Penn Licensed Product are greater than five million dollars ($5,000,000) per annum. The audit shall address, at a minimum, the amount of gross sales by or on behalf of Targeted, its Covered Affiliates, or sublicensees during the audit period, the amount of funds owed to Penn under this Agreement, and whether the amount owed has

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been paid to Penn and is reflected in the records of the Targeted. A report by the auditors shall be submitted promptly to Penn upon completion.

4.5 Currency, Place of Payment, Interest.

4.5.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Penn under this Agreement shall be made in United States dollars by check payable to “The Trustees of the University of Pennsylvania.”

4.5.2 If Targeted, a Covered Affiliate, or their sublicensee receives revenues from Sales of Penn Licensed Products in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter.

4.5.3 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one quarter percent (1.25%) per month (or the maximum allowed by law, if less).

4.6 Payments only on [*]. For the avoidance of doubt, [*] are only payable hereunder with respect to [*] and no [*] are due hereunder with respect to products that are not [*], even if the [*].

ARTICLE 5 - CONFIDENTIALITY

5.1 Targeted shall use best efforts to maintain in confidence and not to disclose to any third party other than Covered Affiliates any Confidential Information of Penn received pursuant to this Agreement or the Existing Agreements. Targeted agrees to ensure that its and its Covered Affiliates’ employees have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by Targeted’s obligations hereunder. The foregoing obligation shall not apply to:

5.1.1 information that is or was known to Targeted or its Covered Affiliates prior to the time of disclosure or that is or was at any time independently developed by Targeted or its Covered Affiliates without use of Confidential Information of Penn, in each case to the extent evidenced by written records;

5.1.2 information disclosed to Targeted or its Covered Affiliates by a third party that has a right to make such disclosure;

5.1.3 information that becomes patented, published or otherwise part of the public domain otherwise than due to a breach of this Agreement by Targeted or its Covered Affiliates;

5.1.4 information that is required to be disclosed by any statute, law, rule, regulation or order of any governmental authority or a court of competent jurisdiction;

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provided that Targeted shall use its best efforts to obtain confidential treatment of such information by the agency or court; or

5.1.5 information, to the extent it is disclosed pursuant to a confidentiality agreement binding the recipient to confidentiality obligations at least as strict as those binding Targeted under this Section.

5.2 Penn shall not be obligated to accept any confidential information from Targeted except for the reports required in Sections 4.2 and 4.4 and the results of any audit or review under Section 4.4.3. Targeted will deliver confidential information only to Penn’s Center for Technology Transfer (“CTT”) and Penn shall use best efforts to maintain in confidence and not to disclose to any third party or to any departments and personnel outside of CTT or the Office of General Counsel (subject to the same exceptions accorded Targeted under Section 5.1, except for Section 5.1.5) such reports or results received by CTT. Penn bears no institutional responsibility for maintaining the confidentiality of any other confidential information of Targeted disclosed to Penn under this Agreement or the Existing Agreements.

5.3 The placement of a copyright notice on any Confidential Information shall not be construed to mean that such information has been published and will not release Targeted from its obligation of confidence hereunder.

ARTICLE 6 - TERM AND TERMINATION

6.1 This Agreement, unless sooner terminated as provided herein, shall terminate upon the expiration of the last to expire or become abandoned of the Penn Patent Rights.

6.2 Targeted may, at its option, terminate this Agreement at any time by doing all of the following:

6.2.1 By ceasing to make, have made, use and sell all Penn Licensed Products; and

6.2.2 By terminating all sublicenses, and causing all sublicensees to cease making, having made, using and selling all Penn Licensed Products and terminate any sub-sublicensees; and

6.2.3 By giving sixty (60) days notice to Penn of such cessation and of Targeted’s intent to terminate; and

6.2.4 By tendering payment of all accrued royalties.

6.3 Penn may terminate this Agreement if any of the following occur:

6.3.1 Targeted becomes more than sixty (60) days in arrears in payment of

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royalties, maintenance fees, patent expenses or any other expenses due pursuant to this Agreement and Targeted does not provide full payment within thirty (30) days of written demand; provided, however, that if Targeted disputes in good faith the existence of an arrearage in payment,

(a)	Targeted shall, within thirty (30) days after the demand for payment under this Section, remedy any such arrearage to the extent its existence is not the subject of such good faith dispute; and

(b)	if either of the parties has, within thirty (30) days after the demand for payment under this Section, initiated the dispute resolution procedures of Article 11 in order to attempt to resolve such good faith dispute, Penn shall wait for the additional time designated therein before taking action to terminate this Agreement; or

6.3.2 Targeted becomes subject to a Bankruptcy Event; or

6.3.3 Targeted materially breaches this Agreement and does not cure such material breach within one hundred eighty (180) days after written notice thereof.

6.4 If Targeted becomes subject to a Bankruptcy Event, all duties of Penn and all rights (but not financial and indemnification obligations accrued prior to termination) of Targeted under this Agreement shall immediately terminate without the necessity of any action being taken either by Penn or by Targeted, and, to the extent allowed by law, [*] shall become a direct licensee of Penn to the extent of any sublicense existing between [*] and Targeted immediately preceding the Bankruptcy Event, without further action by Targeted, Penn or [*]. Except as provided in the foregoing sentence, upon any termination of this Agreement pursuant to Section 6.3 all sublicenses granted by Targeted under it shall survive and shall be assigned to Penn, upon request by the sublicense and at Penn’s discretion, not to be unreasonable withheld, provided that Penn’s obligation under such sublicense shall be consistent with and not exceed Penn’s obligations to Targeted under this Agreement and provided that such sublicense agrees in writing sent to Penn to assume all obligations of this Agreement for the benefit of Penn, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Article 4 and 7.1.

6.5 Targeted’s obligation to pay royalties and all other obligations accrued under Articles 4 and 7 hereof and other considerations owed under this Agreement that have matured as of the date of termination shall survive termination of this Agreement. In addition, the provisions of Section 2.7, Article 3, and (for a period of five (5) years following such termination) Article 5, and the provisions of Articles 6, 9, 10, 11 and 12 shall survive such termination.

6.6 Notwithstanding anything herein to the contrary, Penn and Targeted agree that with respect to the Returned Patents, Targeted has terminated the Original License with respect to the Returned Patents as of September 30, 2008 and Targeted confirms that it has

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ceased making, having made, using or selling Penn Licensed Products that would infringe a claim of the Returned Patents; Targeted has terminated all sublicenses to the Returned Patents (or such sublicenses will automatically exclude such Returned Patents on the Restatement Date) and caused all sublicensees to cease making, having made, using or selling Penn Licensed Products that would otherwise infringe a claim of a Returned Patent and Targeted has paid all royalties with respect to same. Penn agrees that Targeted has met its obligations under Article 7 with respect to the Returned Patents through September 30, 2008 and that as of September 30, 2008, TGC has no financial obligations with respect to the Returned Patents.

ARTICLE 7 - PATENT MAINTENANCE AND REIMBURSEMENT

7.1 Penn shall control and diligently prosecute and maintain Penn Patent Rights. Penn and Targeted shall decide upon a mutually agreeable choice of patent counsel and a mutually agreeable budget for and course of prosecution, and Targeted shall be copied on all substantive correspondence regarding such Penn Patent Rights. The parties acknowledge that neither of them currently has an intention to terminate or substantially reduce the scope of the engagement of the patent counsel used for such purposes by Penn prior to and as of the Effective Date. Subject to Sections 7.2 and 7.3, Targeted shall pay, or shall reimburse Penn within sixty (60) days of receipt of invoice for, all documented third party attorneys’ fees, expenses, official fees and other charges incident to the preparation, prosecution, licensing and maintenance of Penn Patent Rights, including interferences, oppositions, etc. brought or defended in accordance with the mutually agreed budget for and course of prosecution. Penn shall provide Targeted with itemized statements reflecting these expenses quarterly. In the event that Penn should decide not to file, prosecute or maintain applications and patents for such Penn Patent Rights, Targeted shall have the opportunity to do so at Targeted’s sole expense.

7.2 Except with respect to licenses granted by Penn to [*] pursuant to Section 2.2.2, if Penn at any time prior to or after the Effective Date grants or has granted any rights or licenses to or for the benefit of any Non-Targeted Party under any of the Penn Patent Rights, i.e., where it may do so outside the scope of the exclusive rights of Targeted or the Covered Affiliates hereunder, Penn shall [*]. For clarity, this Section 7.2 shall apply, without limitation, to [*], which were licensed [*] under the Original Agreement and which are licensed [*] under this Agreement.

7.3 If Targeted elects to discontinue payment for the filing, prosecution, and/or maintenance of any patent application and/or patent contained in the Penn Patent Rights (or with respect to any particular claims therein), it shall so notify Penn, and any such patent application or patent (or such claims, as applicable) shall thereupon be excluded from the definition of Penn Patent Rights and from the scope of the licenses granted under this Agreement, and all rights relating thereto shall revert to Penn and may be freely used or licensed by Penn.

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7.4 Targeted, the Covered Affiliates, and their sublicensees shall comply with all United States and foreign laws with respect to patent marking of Penn Licensed Products.

ARTICLE 8 - INFRINGEMENT AND LITIGATION

8.1 Penn and Targeted are responsible for notifying each other promptly of any infringement of Penn Patent Rights which may come to their attention, including notice to the other of any certification filed under the United States “Drug Price Competition and Patent Term Restoration Act of 1984”. Penn and Targeted shall consult one another in a timely manner concerning any appropriate response thereto.

8.2 With respect to all Penn Patent Rights [*] Targeted shall have the right, but not the obligation, to prosecute such infringement at its own expense. Targeted shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Penn or grants any rights to the Penn Patent Rights (other than to the extent Targeted has the right to grant such rights under this Agreement), without Penn’s written permission. Financial recoveries from any such litigation will first be applied to reimburse each party for its litigation expenditures with additional recoveries being paid to Targeted, subject to a royalty due Penn based on the provisions of Article 4 hereof.

8.3 Such rights under Section 8.2 shall be subject to the continuing right of Penn to intervene at Penn’s own expense and join Targeted or its Covered Affiliates, who shall still prosecute, in any claim or suit for infringement of the Penn Patent Rights. Any consideration received by Targeted or its Covered Affiliates in settlement of any claim or suit shall be shared between Penn and Targeted (or such Covered Affiliate) in proportion with the share of litigation expenses incurred by each in such infringement action provided that Penn has paid at least [*] percent ([*]%) of the aggregate amount of such litigation expenses. In the event that Penn does not satisfy the foregoing requirement, financial recoveries from any such litigation will first be applied to reimburse both parties for their litigation expenditures with additional recoveries being paid to Targeted, subject to a royalty due Penn based upon the provisions of Article 4 hereof.

8.4 If Targeted and the Covered Affiliates fail to prosecute such infringement, Penn shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, financial recoveries will first be applied to reimburse each party for its litigation expenditures with additional recoveries being retained by Penn; provided however, that Penn shall not settle such infringement if such settlement affects Penn Patent Rights other than those specifically at issue in such infringement action without Targeted’s written permission, which shall not be unreasonably withheld.

8.5 In any action to enforce any of the Penn Patent Rights, either party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

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ARTICLE 9 - DISCLAIMER OF WARRANTY; INDEMNIFICATION

9.1 EXCEPT AS SET FORTH IN SECTION 9.5, THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND PENN AND THE WISTAR INSTITUTE OF ANATOMY AND BIOLOGY (“WISTAR”) MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, PENN AND WISTAR MAKE NO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. PENN AND WISTAR SHALL NOT BE LIABLE TO TARGETED, TARGETED’S SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE PENN PATENT RIGHTS, PENN TECHNICAL INFORMATION, PENN LICENSED PRODUCTS AND ALL TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF PENN LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. TARGETED SHALL NOT BE LIABLE TO PENN (OR PENN’S SUCCESSORS OR ASSIGNS) FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

9.2 Targeted will defend, indemnify and hold harmless Penn and Wistar and their trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney’s fees) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any Penn Technical Information, Penn Patent Rights or Penn Licensed Products by Targeted, Covered Affiliates, their sublicensees, or their other collaborators or distributors; (b) breach by Targeted of any covenant or agreement contained in this Agreement; and (c) the enforcement by an Indemnified Party of its rights under this Section. Without limiting the foregoing, Targeted will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

9.2.1 any product liability or other claim of any kind related to the use by a third party of a Penn Licensed Product that was manufactured, sold or otherwise disposed by Targeted, Covered Affiliates, or their sublicensees, or their other collaborators or distributors, pursuant to and within the scope of such relationships;

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9.2.2 a claim by [*] or any other party which Targeted has granted or promised to grant a license or option to license that this Agreement violates the terms of any agreement to which any of them is a party;

9.2.3 a claim by a third party that the use by Targeted, Covered Affiliates, their sublicensees, or their other collaborators or distributors, pursuant to and within the scope of such relationships, of Penn Technical Information or Penn Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Penn Licensed Product by them infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party; and

9.2.4 clinical trials or studies conducted by or on behalf of Targeted, Covered Affiliates, their sublicensees, or their other collaborators or distributors, pursuant to and within the scope of such relationships, relating to the Penn Technical Information, Penn Patent Rights or Penn Licensed Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study.

Notwithstanding the foregoing, however, the Liabilities shall not include, and in no instance shall Targeted be required to indemnify any Indemnified Party with respect to, any liability, claims, lawsuits, losses, damages, costs or expenses to the extent the same are determined to be the result of any Indemnified Party’s gross negligence or willful misconduct.

9.3 The Indemnified Party shall promptly notify Targeted of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section. Targeted shall have the right to defend or to cause to be defended any such claim or action, at its cost and expense. Targeted shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on Penn or Wistar or grants any rights to Penn Patent Rights or Penn Licensed Products (other than to the extent Targeted has the right to grant such rights under this Agreement) without Penn’s prior written consent. If Targeted or a Covered Affiliate or their sublicensee fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, Penn may assume the defense of such claim or action for the account and at the risk of Targeted, and any Liabilities related thereto shall be conclusively deemed a liability of Targeted; provided however, that Penn shall not settle such claim or action if such settlement affects Penn Patent Rights other than those specifically at issue in such claim or action without Targeted’s written permission, which shall not be unreasonably withheld. Targeted shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of Penn and Wistar or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

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9.4 Insurance.

9.4.1 Targeted shall procure and maintain a policy or policies of commercial general liability insurance, including broad form and contractual liability, in a minimum amount of $[*] combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of Targeted’s performance of this Agreement.

9.4.2 Targeted shall, upon commencement of clinical trials involving Penn Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of $[*] combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of Targeted’s performance of this Agreement.

9.4.3 The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of A or better and shall name Penn and Wistar as an additional insured with respect to Targeted’s performance of this Agreement. Targeted shall provide Penn with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that Targeted’s insurance carrier(s) notify Penn in writing at least 30 days prior to cancellation or material change in coverage. Penn will retain such certificates and notices from Targeted’s insurance carrier and provide copies of the same to Wistar upon written request.

9.4.4 Penn shall periodically review the adequacy of the minimum limits of liability specified herein. Further, Penn reserves the right to require Targeted to adjust such coverage limits in accordance with prevailing industry norms. The specified minimum insurance amounts shall not constitute a limitation on Targeted’s obligation to indemnify Penn or Wistar under this Agreement.

9.5 Penn hereby represents that (i) to its knowledge it has the lawful right to grant the licenses granted herein, and (ii) all actions necessary with respect to due authorization, execution and performance of this Agreement to make it legal, valid, binding and enforceable with regard to Penn have been taken.

9.6 Except as provided in Section 12.11, Targeted hereby represents that (i) to its knowledge it has the lawful right to enter into and to perform its obligations under this Agreement, and (ii) except for board approval of the issuance of the shares referred to in Section 4.1.7 (which approval Targeted will attempt to obtain as soon as practicable following the signature of this Agreement), all actions necessary with respect to due authorization, execution and performance of this Agreement to make it legal, valid, binding and enforceable with regard to Targeted have been taken.

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ARTICLE 10 - USE OF PENN’S NAME; INDEPENDENT CONTRACTOR

10.1 Targeted, the Covered Affiliates, and their employees and agents shall not use, and shall not permit their sublicensees or their other collaborators or distributors, within the scope of such relationships, to use, Penn’s name, any adaptation thereof, any Penn logotype, trademark, service mark or slogan or the name, mark or logotype of any Penn representative or organization in any way for marketing, promotional or similar purposes (or in any way to suggest affiliation or endorsement) without the prior, written consent of Penn. Notwithstanding the foregoing, Targeted, the Covered Affiliates, their sublicensees or their other collaborators or distributors may use Penn’s name as required to comply with any federal or state securities law.

10.2 Nothing herein shall be deemed to establish a relationship of principal and agent between Penn and Targeted, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Penn and Targeted as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

ARTICLE 11 - DISPUTE RESOLUTION

Any unresolved dispute or difference between the parties arising out of or in connection with this Agreement shall at the option of either party be referred for review by the parties’ respective Senior Officers prior to either party’s taking any formal legal enforcement action with respect thereto. The Senior Officers shall discuss the dispute or difference, and shall meet with respect thereto if either of them believes a meeting or meetings to be useful. The Senior Officers have thirty (30) days (or such lesser or longer period as they may agree is a useful period for their discussions) to try to resolve the dispute or difference, after which time each party may take such other action as it deems appropriate.

ARTICLE 12 - ADDITIONAL PROVISIONS

12.1 Targeted shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of products. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Targeted that Targeted shall not export data or commodities to certain foreign countries without prior approval of such agency. Penn neither represents that a license is not required nor that, if required, it will issue.

12.2 This Agreement and the rights and duties appertaining thereto may not be assigned by Targeted without first obtaining the express written consent of Penn, except that

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Targeted may assign its rights hereunder to [*] upon reasonable notice and an agreement by such Covered Affiliate or [*], as the case may be, to be bound by the rights and obligations of Targeted under this Agreement, without further consent. Any other such purported assignment, without the written consent of Penn, shall be null and of no effect. Penn shall not unreasonably withhold consent for Targeted to assign this Agreement to a Covered Affiliate or to a purchaser of all or substantially all of Targeted’s business, or to the owner of all or substantially all of Targeted’s business pursuant to a merger or consolidation plan.

12.3 Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date dispatched if sent by personal delivery, public overnight courier (e.g. Federal Express), certified mail, return receipt requested as follows:

If for Penn:

University of Pennsylvania

Center for Technology Transfer

3160 Chestnut Street, Suite 200

Philadelphia, PA 19104-6283

Attention: Managing Director

with a copy to:

Office of General Counsel

University of Pennsylvania

133 South 36th Street, Suite 300

Philadelphia, PA 19104-3246

Attention: General Counsel

If for Targeted:

Targeted Genetics Corporation

1100 Olive Way, Suite 100

Seattle, Washington 98101

Attn: Chief Executive Officer

with a copy to:

Morrison and Foerster

425 Market Street

San Francisco, CA 94105-2482

Attn: Jonathan Dickstein

Either party may change its official address upon written notice to the other party.

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12.4 This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.

12.5 Except as provided in Section 3.2, this Agreement is intended to supersede the Liver/Lung License and the Additional Fields License. This Agreement supersedes the Original Agreement in its entirety. The parties acknowledge that the Sponsored Research Agreement was previously terminated and that this is the entire agreement between the parties with respect to the subject matter hereof. Any modification of this Agreement shall be in writing and signed by an authorized representative of each party.

12.6 A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

12.7 Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof or affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

12.8 The headings and captions used in this Agreement are for convenience of reference only and shall not affect its construction or interpretation.

12.9 Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties hereto, the Covered Affiliates, or their permitted assigns, any benefits, rights or remedies.

12.10 Penn and Targeted shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, or handicap.

12.11 Targeted has obtained all necessary corporate approval necessary for it to have the authority to enter into this Agreement. The “Effective Date” shall for all purposes under this Agreement remain June 1, 2002, and the Restatement Date shall for all purposes under this Agreement remain as stated in the first paragraph hereof, and, once effective, the parties intend that the effectiveness of this Agreement will be as of the Effective Date, notwithstanding that the effectiveness of this Agreement occurs at a later date, upon such approval by the Board of Directors of Targeted.

[Signature page follows]

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IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA

By:	/s/ Michael J. Cleare
Michael J. Cleare, Ph.D.
Executive Director
Center for Technology Transfer

Date Signed: 01/30/2009

TARGETED GENETICS CORPORATION

By:	/s/ B.G. Susan Robinson
	Name:	B.G.Susan Robinson
	Title:	Chief Executive Officer

Date Signed:	01-29-09

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ATTACHMENT 1

PENN PATENT RIGHTS

I. THE PENN LICENSED PATENTS IN THE FOLLOWING TABLE ARE THE GROUP 1 PATENTS:

Penn Docket Number	Targeted Docket Number	Attorney File Number	Brief Title	Patent Numbers and Dates
[*]	[*]	[*]	[*]	[*]

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II. THE PENN LICENSED PATENTS IN THE FOLLOWING TABLE ARE THE GROUP 2 PATENTS:

Penn Docket Number	Targeted Docket Number	Attorney File Number	Brief Title	Patent Numbers and Dates
[*]	[*]	[*]	[*]	[*]

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III. THE PENN LICENSED PATENTS IN THE FOLLOWING TABLE ARE THE GROUP 3 PATENTS:

Penn Docket Number	Targeted Docket Number	Attorney File Number	Brief Title	Patent Numbers and Dates
[*]	[*]	[*]	[*]	[*]

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ATTACHMENT 2

The following recombinant adenoviruses and viral seed banks are Penn Technical Information, unless otherwise covered by Penn Patent Rights and include without limitation the particular samples thereof previously made, as described below:

Vector	Penn ID	Manufacture Date of Particular Samples	Vial # of Samples
[*]	[*]
		11/27/96	21
		11/27/96	22
		11/27/96	23
		11/27/96	24
		11/27/96	25
[*]	[*]
		4/8/99	3
		4/8/99	4
		4/8/99	5
		4/8/99	6
		4/8/99	7
[*]	[*]
		12/1/98	35
		12/1/98	36
		12/1/98	37
		12/1/98	38
		12/1/98	39

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ATTACHMENT 2, CONTINUED

Vector	Penn ID	Manufacture Date of Particular Samples	Vial # of Samples
[*]	[*]
		12/30/98	50
		12/30/98	51
		12/30/98	52
		12/30/98	53
		12/30/98	54
[*]	[*]
		6/29/99	31
		6/29/99	32
		6/29/99	33
		6/29/99	34
		6/29/99	35
[*]	[*]
		12/23/98	36
		12/23/98	37
		12/23/98	38
		12/23/98	39
		12/23/98	40

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ATTACHMENT 3

[*]

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